Exhibit 99.1

First Quarter of 2014

The following information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The trends discussed below may or may not be realized, because they are based on information for a partial reporting period as well as on judgments or assumptions that may prove incorrect. As a result, our results for the first quarter of 2014 may vary significantly from those which would be expected based on the discussion below. See “Risk Factors” in our Form 10-K for a discussion of some of the factors that may adversely impact these or other future results.

As discussed in connection with the announcement of our financial results for the fourth quarter of 2013, our results for that quarter included certain higher-than-expected income and certain better-than-expected underwriting results which, in the aggregate, increased our operating earnings before income taxes for that quarter. The net effect of these variances from expectations was that fourth quarter 2013 operating earnings before income taxes of $304.9 million were higher than our expected run rate due to factors which, in our models, are not expected to recur at the same levels.

These items in the fourth quarter of 2013 included the following items that we do not expect to recur:

•	A $9 million net gain from a Lehman Brothers bankruptcy settlement and losses from disposal of certain Low Income Housing Tax Credit partnerships, net of applicable amortization of DAC/VOBA and other intangibles; and

•	A $14 million prepayment expense that reduced earnings in our Closed Block Institutional Spread Products segment as a result of early termination of certain Federal Home Loan Bank funding agreements; for the full year 2014 we expect Closed Block Institutional Spread Products segment operating earnings before income taxes to be in the range of $7 to $12 million.

These items in the fourth quarter of 2013 also included items subject to significant variability which deviated from our long term expectations:

•	Prepayment fee income for the ongoing business was approximately $7 million higher than expected, prior to related amortization of DAC/VOBA and other intangibles;

•	Alternative investment income for the ongoing business was approximately $24 million higher than the long term expected return of 9%;

•	Approximately $8 million in higher underwriting income due to the group life loss ratio of 72%, when compared to the long-term expected range of 77% to 80%; and

•	Approximately $22 million in favorable DAC/VOBA and other intangibles unlocking.

As it relates to expected first quarter of 2014 performance, we have not prepared any consolidated financial statements as of any date or for any period subsequent to December 31, 2013. We have limited information about January and February 2014 results, which is incomplete, and minimal to no information related to March 2014 performance. We observed that the variances from expectations we experienced during the fourth quarter of 2013 do not appear to be recurring in the first quarter of 2014. In the case of prepayment fee income, we observed approximately $2 million of income through February 28, 2014, below the pro rata income we expected to realize over this period based on our average quarterly prepayment fee income expectation of approximately $15 million.

Our results are subject to seasonality. In general, the first quarter of each year experiences certain seasonal items that result in lower revenues and higher expenses. During January and February, we observed seasonality effects largely consistent with the trends noted below.

Administrative expenses in the first quarter typically include the effect of higher payroll taxes and other annual expenses that are concentrated in the first quarter. These incremental expenses typically add approximately $10 to $15 million to our operating expenses in the first quarter.

Loss ratios in our group life business are generally higher in the first quarter as compared to the full year, which tends to lower operating earnings in our Employee Benefits segment.

Income on alternatives is usually lower in the first quarter as compared to the full year average, due to first quarter delays in the reporting from and the valuation cycle associated with the alternative investment limited partnerships.

Performance fees in our Investment Management business in the fourth quarter is typically higher than in other quarters based on our current contracts.

As we complete the first quarter, the effects of seasonality may vary significantly and the notable variances experienced during the fourth quarter of 2013 may yet recur, or other positive or negative developments may arise.

We continue to execute on our ROE improvement plan and to grow our businesses. We continue to expect to achieve our Operating ROC and Operating ROE goals. In addition, we continue to believe that we remain on track, making steady progress towards our 2016 ROE and ROC goals over the course of 2014.

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